Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective as of the 18th day of April, 2013 (the “Effective Date”), between THE CHEESECAKE FACTORY INCORPORATED, a Delaware corporation (the “Company”) and DAVID GORDON (the “Executive”).

WHEREAS, the Board of Directors (the “Board”) of the Company appointed David Gordon as the President of the Company effective February 18, 2013;

WHEREAS, on April 4, 2013, the Compensation Committee (the “Compensation Committee”) of the Board approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between the Executive and the Company;

WHEREAS, all capitalized terms used herein shall have the meaning set forth in Section 8 of this Agreement unless otherwise expressly defined herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.                                      Employment.  The Executive is employed as the President of the Company.  In such capacity, the Executive shall have such duties and responsibilities to the Company and its Affiliates as may be designated to the Executive by the Board from time to time and as are not inconsistent with the Executive’s position.  The Executive shall devote substantially all the Executive’s working time, attention and energies to the business and affairs of the Company and the Company’s Affiliates.  The Executive shall report directly to the Chief Executive Officer of the Company.  While employed by the Company during the Term of this Agreement (as defined in Section 2), without the prior written approval of the Chief Executive Officer, the Executive shall not serve as the member of the board of directors of any other for-profit corporation or as the manager of any limited liability company or as a member of the board of directors or trustees of any non-profit or charitable organization; provided, however, such restriction shall not apply to The Cheesecake Factory Oscar and Evelyn Overton Foundation (“Foundation”).  Notwithstanding the approval of the Chief Executive Officer of such service, the time and attention Executive provides to such organization or to the Foundation shall not interfere with Executive’s working time, attention and energies that he is required to devote to the business and affairs of the Company and Affiliates.

2.                                      Term of this Agreement.  The initial “Term of this Agreement” shall mean the one-year  period commencing on April 1, 2013 and ending on March 31, 2014 (the “Initial Term”).  On such date and on each subsequent March 31st thereafter, the Term of this Agreement shall be extended for one additional calendar year unless on or before ninety (90) calendar days prior to the expiration of the Initial Term of this Agreement or any subsequent extension term, if applicable, either the Company or the Executive gives notice that it or he will not extend this Agreement. Unless otherwise terminated earlier in accordance with Section 9, the “Term of this Agreement” shall mean, for purposes of this Agreement, the

Initial Term and subsequent term extensions, if any.  This Agreement and Executive’s employment with the Company automatically terminates at the expiration of the Term of this Agreement.

3.                                      Benefits.  During the Term of this Agreement, Executive shall be eligible for the following compensation and benefits:

(a)                                 Annual Salary.  Subject to the further provisions of this Agreement, the Company shall pay the Executive effective as of February 16, 2013 and thereafter during the Term of this Agreement a base salary at an annual rate during the Term equal to $500,000, with such salary to be adjusted at such times, if any, and in such amounts as determined by the Compensation Committee (“Annual Salary”), provided, however, the Executive’s Annual Salary shall not be decreased without the Executive’s prior written consent unless the annual salaries of all other Executive Officers are proportionately decreased, but in no event shall Executive’s Annual Salary be decreased during the one (1) year period commencing with the Effective Date.  Any increase in salary shall not serve to limit or reduce any other benefit or obligation of the Company hereunder.  The Company shall pay such salary to the Executive, in equal installments, not less frequently than monthly in accordance with the Company’s standard payroll practices for employees who are Executive Officers of the Company.  The Executive’s participation in any deferred compensation, discretionary and/or performance bonus, retirement, stock option and/or other employee benefit plans and in fringe benefits shall not reduce the Executive’s Annual Salary.

(b)                                 Equity Grant.  Executive also shall be eligible for consideration for equity awards, in accordance with the terms and conditions of The Cheesecake Factory Incorporated 2010 Stock Plan, as such plan may be modified or amended from time to time, or such other or additional equity programs as may be established by the Company from time to time for its Executive Officers.  The Compensation Committee shall determine the number of awards, vesting schedule, and other requirements applicable to such awards, if any are granted, under the Company’s equity compensation plans.

(c)                                  Automobile.  The option to participate in the Company’s leased car program (currently a BMW-7 series automobile with insurance coverage) or, in lieu of participating in the leased car program, the right to receive an automobile allowance in the amount of One Thousand Two Hundred dollars ($1200.00) per month, in accordance with the Company’s policies and procedures for the leased car program and subject to all applicable taxes and withholdings.

(d)                                 Participation in Bonus, Retirement and Employee Benefit Plans.   During the Term of this Agreement, the Executive shall be entitled to participate equitably with and upon terms no less favorable than those applicable to other Executive Officers in any plan of the Company relating to pension, profit sharing, life insurance, disability income insurance, education, or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its Executive Officers, if any, to the extent eligible thereunder by virtue of the Executive’s position, tenure and salary. During the Term of this Agreement, Executive shall be eligible to participate in any bonus award program, in accordance with the terms of any such program, established for Executive Officers.  However, Executive shall not be entitled to participate in or receive any awards under any bonus awards program or employee benefit plans which awards or benefits become due or payable subsequent to the Term of this Agreement.  The Compensation Committee shall determine the amount and timing of awards, if any, under the Company’s bonus, retirement, and employee benefit plans.

(e)                                  Paid Vacation.  During the Term of this Agreement, the Executive shall be entitled to an annual paid vacation in accordance with the Company’s general administrative policy but in no event less than the greater of the amount of paid vacation time provided to other Executive Officers who have been at the Company for a commensurate period of time as the Executive, or three weeks per year.

4.                                      Location.  Executive’s offices shall be at the corporate headquarters of the Company, currently located in Calabasas Hills, California, and Executive shall, when not traveling on Company business, work at such corporate offices.

5.                                      Health Insurance Premiums; Fringe Benefits.  During the Term of this Agreement, Executive and his dependents shall be entitled to participate and the Company shall pay a portion of Executive’s premium for medical, dental and vision care insurance with respect to the Executive and the Executive’s dependents under the Company’s employee medical insurance policies to the extent provided to other Executive Officers of the Company and based upon the most comprehensive medical, dental and vision care insurance plan then offered to the Company’s Executive Officers.  In addition and while employed by the Company during the Term of this Agreement, the Executive shall be entitled to receive all other fringe benefits that are now or may be hereafter provided to the Company’s other Executive Officers.  However, Executive shall not be entitled to receive any fringe benefits which become due or payable subsequent to the Term of the Agreement.  The Company shall appropriately adjust such fringe benefits to the extent that the level or amount of any fringe benefit is based upon seniority, compensation levels, or geographic location.

6.                                      Business Expenses.  While employed by the Company during the Term of this Agreement, the Executive shall be entitled to incur and be reimbursed for all reasonable business expenses.  The Company shall reimburse the Executive for all these expenses provided the Executive provides, from time to time,  an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies and procedures.

7.                                      Indemnity.  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, the Company shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company to the same extent and upon terms no less favorable than those upon which the Company indemnifies and holds harmless other Executive Officers and in accordance with the Company’s established policies.  The indemnification provided by this Section 7 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the Company’s certificate of incorporation, any Company maintained liability insurance (in accordance with the coverage, if any, provided by such insurance), any bylaw, agreement, contract, vote of the stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise.

8.                                      Certain Terms Defined.  For purposes of this Agreement:

(a)                                 “Affiliate” shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

(b)                                 “Base Salary” means, as of any date of termination of employment, the highest Annual Salary of the Executive in any of the last three years preceding such date of termination of employment (or shorter period if the date of termination of employment is less than three years preceding such date).

(c)                                  “Beneficial Owner” shall have the meaning given to such term in the Exchange Act and the rules and regulations thereunder.

(d)                                 “Cause” means the occurrence of any of the following events: (i) the failure by the Executive to perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after there has been delivered to the Executive a written notice of failure to perform from the Company, which notice specifically identifies the basis for the Company’s belief that the Executive has not substantially performed the Executive’s duties, provided however, with respect to only nonmaterial breaches of Executive’s duties, the Executive’s failure to perform such duties shall not be deemed to be an event of “Cause” unless such failure continues uncured for thirty (30) days after delivery to Executive of written notice thereof from the Company, which notice specifically identifies the basis for the Company’s belief that such failure to perform has occurred, and Executive’s failure to cure within thirty (30) days thereafter; (ii) incompetence or gross negligence committed by Executive in the discharge of the Executive’s duties; (iii) Executive’s commission of any dishonesty, act of theft, embezzlement, or fraud; (iv) Executive’s breach of confidentiality in violation of law or of the Company’s policies and procedures applicable to Executive Officers; (v)  Executive’s unauthorized disclosure or use of inside or proprietary information, recipes, processes, customer or employee lists, or trade secrets of the Company in violation of law or of the Company’s policies and procedures applicable to Executive Officers; (vi) Executive’s willful or material violation of any law, rule or regulation of any governing authority; or (vii) Executive’s willful or material violation of the Company’s policies and procedures applicable to Executive Officers, including, without limitation, the Company’s Code of Ethics and Code of Conduct applicable to Executive Officers (viii) Executive’s intentional conduct that is injurious to the reputation, business or assets of the Company; or (ix) except as may be permitted under Section 15 below, Executive’s solicitation of the Company’s consultants or employees to work for any business other than for the Company or its Affiliates during the Term of this Agreement without the knowledge and consent of the Chief Executive Officer of the Company.

(e)                                  A “Change of Control” occurs if:

(i)                                     any Person (other than the Executive) or that Person’s Affiliate is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% (or 33 1/3% if acquired during a 12 month period) or more of the combined voting power of the Company’s then outstanding voting securities (“Voting Securities”); or

(ii)                                  the stockholders of the Company approve a merger, consolidation, combination, recapitalization or other reorganization of the Company with any other corporation (or other entity) (a “Transaction”), other than:

(1)                                 a Transaction which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the Voting Securities of the Company and/or such surviving entity outstanding immediately after such merger or consolidation;

(2)                                 a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding Voting Securities; or

(3)                                 a Transaction that would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation.

In this subparagraph (ii), “surviving entity” shall mean only an entity in which all the Company’s stockholders immediately before such Transaction (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such Transaction, and the phrase “directors of the Company (who were directors immediately prior thereto)” shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such Transaction.

(iii)                               the stockholders of the Company approve a plan of complete liquidation or an agreement for the sale, lease, transfer or the disposition of all or substantially all of the Company’s assets in a single transaction or a series of related transactions during any twelve (12) consecutive month period; or

(iv)                              during any period of twelve (12) consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board of Directors, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                  “Constructive Termination” means, subject to Executive providing the notice described below and the Company’s failure to cure within the cure period provided below after receipt of such notice, the occurrence of one or more of the following events during the Term of this Agreement without the Executive’s written consent: (i) a material relocation of the Executive’s principal business office to a location which is in excess of a forty-five (45) mile-radius from the Executive’s principal business office in the Company’s corporate headquarters in Calabasas Hills, California; or (ii) material diminution in Executive’s title, authority, duties or responsibilities relative to the Executive’s title, authority duties or responsibilities in effect immediately prior to such reduction; or (iii) a material diminution in Executive’s Annual Salary or base compensation including without limit a material diminution and/or discontinuation of any benefit plan or program, or level of participation in any such plan or program, from the current plans, programs or levels currently applicable to Executive Officers, which decrease or discontinuation does not apply to all Executive Officers, or a failure to include the Executive in any new benefit plan or program offered to other Executive Officers. Notwithstanding the foregoing, no Constructive Termination shall be deemed to have occurred or exist hereunder unless (a) Executive provides the Company with written notice of the occurrence of the event or initial existence of the condition constituting same within sixty (60) days of such occurrence or initial existence of such condition, (b) the Company fails to remedy such occurrence or existence of such condition within thirty (30) days after receipt of the foregoing notice from Executive, and (c) Executive invokes such occurrence or initial existence of such condition and separates from the Company’s service by reason thereof within one hundred (100) days following such occurrence or initial existence of such condition.   Furthermore, notwithstanding the foregoing, no Constructive Termination shall be deemed to have occurred or exist if there is a material diminution of Executive’s title, authority, duties or responsibilities within ninety (90) days from the last day of the then Term of this Agreement and the Company has notified the Executive that this Agreement will not be extended.

(h)                                 “Date of Termination” means the date of actual receipt of a Notice of Termination given pursuant to Section 16 below or any later date specified therein provided, however, if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death.  The Company’s receipt of a notification by Executive of a Constructive Termination shall not be deemed to constitute the Company’s acknowledgement, agreement or admission that a Constructive Termination has occurred.

(i)                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)                                    “Executive Officer” means a person who is an executive vice president, general counsel, chief financial officer, president, or chief operating officer of the Company, or a President of The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated.

(k)                                 “Involuntary Separation” means an involuntary separation from service as that term is defined in Regulation Section 1.409A-1(n).

(l)                                     “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement and the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination.

(m)                             “Person” is given the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that unless this Agreement provides to the contrary, the term shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(n)                                 “Permanent Disability” shall mean a physical or mental condition that occurs and persists and which, in the written opinion of a licensed physician specializing in the applicable condition and selected by the Board in good faith, has rendered the Executive unable to perform the Executive’s duties hereunder, with or without reasonable accommodation, for a period of ninety (90) consecutive days or more, or a period of ninety (90) non-consecutive days in any one year period commencing on the first day that Executive is unable to perform his duties hereunder, with or without reasonable accommodation, and, in the written opinion of such physician, the condition will continue for an indefinite period of not less than an additional ninety (90) day period, rendering the Executive unable to return to the Executive’s duties on a full time basis.

(o)                                 “Regulations” means the official Treasury Department interpretation of the Internal Revenue Code.

(p)                                 “Section 409A” means Section 409A of the Code, and the Regulations promulgated thereunder.

(q)                                 “Separation from Service” means a separation from service as that term is used in Code Section 409A(a)(2)(A)(i) and the Regulations thereunder.

(r)                                    “Specified Employee” means a specified employee as that term is used in Code Section 409A(a)(2)(B)(i) and the Regulations thereunder.

(s)                                   “Voluntary Separation with Good Reason” means a voluntary separation as that term is defined in Regulation Section 1.409A-1(n)(2).

(t)                                    “Without Cause” means termination of Executive’s employment without the occurrence of any of the factors constituting a termination for Cause.

9.                                      Termination of Executive’s Employment and this Agreement.

(a)                                 Death or Disability.  The Executive’s employment and this Agreement shall terminate automatically upon the Executive’s death or upon receipt of a Notice of Termination in the event that Executive suffers a Permanent Disability.

(b)                                 Cause.  The Company may terminate the Executive’s employment and this Agreement for Cause upon delivery of a Notice of Termination.

(c)                                  Constructive Termination.  The Executive may terminate the Executive’s employment and this Agreement for Constructive Termination upon delivery of a Notice of Termination.

(d)                                 Without Cause.  The Company may terminate Executive’s employment and this Agreement without Cause at any time upon delivery to Executive of a Notice of

Termination, and the Executive may resign from Executive’s employment without reason by delivering a Notice of Termination to Company.

(e)                                  Notice of Termination.  Any termination of the Executive’s employment by the Company for Cause or Without Cause, or any termination of the Executive’s employment by the Executive for a Constructive Termination or by resignation, shall be communicated by Notice of Termination to the other party, given in accordance with Section 16.  A Notice of Termination by the Company shall be signed by the Company’s Chief Executive Officer or any other officer of the Company designated by the Board of Directors of the Company.  Any termination due to Permanent Disability shall be by written notice given in accordance with Section 16.

(f)                                   Automatic Termination.  At the expiration of the Term of this Agreement, Executive’s employment shall automatically terminate without the necessity of a Notice of Termination or any other notices whatsoever.

10.                               Certain Benefits Upon Termination of Employment.

(a)                                 If (i) during the Term of this Agreement, the Company terminates the Executive’s employment for any reason other than for Cause (including by reason of death or Permanent Disability) or (ii) within eighteen (18) months after a Change of Control that occurs during the Term of this Agreement, the Company terminates the Executive’s employment (whether or not the Term of this Agreement has ended without renewal) for any reason other than for Cause, or (iii) during the Term of this Agreement, the Executive terminates his employment with the Company because of a Constructive Termination pursuant to Section 9(c) above (and provided that the Company has failed to cure the event or existence of the condition giving rise to a Constructive Termination within the thirty (30) day cure period provided under Section 8(g)), then in each such termination of Executive’s employment the following shall apply: (I) the Company shall pay the Executive a “Severance Payment” in cash equal to one (1) times the Executive’s Base Salary (1/2 the Executive’s Base Salary if termination is by reason of death); (II) the Company shall pay or provide to the Executive all other benefits, as specified in Section 10(b) below; (III) all installments of options to purchase shares of the Company’s Common Stock that are held by Executive and scheduled to vest within twelve (12) months of the Date of Termination shall vest as of the Date of Termination and all restricted shares that were granted to Executive at least one year prior to the Date of Termination and scheduled to vest within twenty-four(24) months of the Date of Termination shall vest as of the Date of Termination, subject to earlier expiration or termination as set forth in the applicable Stock Plan or the Notice and Grant Agreement granting such options and/or restricted shares to Executive; and (IV) provided that the Compensation Committee certifies in writing that the performance incentive target(s) for the fiscal year in which the Date of Termination occurs have been achieved, and all conditions to Executive Officers’ receipt of bonus awards (other than the condition of continuing employment) under the Company’s Annual Performance Incentive Plan (or any restated or new bonus award plan that is then in effect for Executive Officers) have been satisfied, including any conditions related to limitations of payment under such plan due to non-deductibility to the Company under Section 162(m) of the Code, and such Date of Termination occurs at least ninety (90) days after the commencement of the fiscal year in which such termination occurs, the Company shall pay the Executive a performance achievement bonus award, if and when such bonus is paid to other Executive Officers of the Company, that is proportionately adjusted to take into account the period of actual service by the Executive during the Company’s fiscal year in which the Date of Termination occurs.

(b)                                 If Section 10(a) above applies, then the Company shall provide the following additional benefits to Executive: (i) for a twelve (12) month period after the Date of Termination (the “Continuation Period”), the Company shall, at its expense, continue on behalf of the Executive and the Executive’s dependents (and in the event of termination by reason of death, on behalf of  Executive’s beneficiaries who were previously dependents), medical, dental, vision care, and hospitalization benefits (or such comparable alternative benefits determined by the Company, in its discretion) that (I) were provided to Executive at any time during the 90-day period prior to the Date of Termination, or (II) if termination is within eighteen (18) months of a Change of Control, were provided to Executive prior to such Change of Control (provided the level of such benefits shall in no event be lower than the Executive’s level of benefits on the Date of Termination).  The Company’s obligation hereunder with respect to benefits under this Section 10(b) shall be limited to the extent that the Executive obtains any such benefits pursuant to the Executive’s subsequent employer’s benefit plans, if any, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive under this Section 10(b) so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 10(b) shall not be interpreted so as to limit any benefits to which the Executive, the Executive’s dependents or beneficiaries may be entitled under any of the Company’s other employee benefit plans, programs or practices following a termination of employment, including without limitation, retiree medical and life insurance benefits, except as provided in this Section.  Retiree medical and life insurance benefits shall be limited by and be designed to either (A) be exempt from Section 409A by reason of qualification under Regulation Section 1.409A-1(b)(9)(v)(B) and/or (D) (which shall be aggregated with all other benefits which would qualify thereunder) or (B) be compliant with the requirements of Regulation Section 1.409A-3(i)(1)(iv).

(c)                                  In the event that this Agreement is terminated for any reason (including without limit by the Company for Cause or by Executive’s voluntary resignation), the Company shall pay to the Executive:  (i) all accrued but unpaid salary and amounts due to the Executive as of the Date of Termination, and (ii) all accrued but unpaid or unused vacation, sick pay or expense reimbursement benefit, up to the Date of Termination. No other payments or benefits shall be due to Executive upon a termination for Cause or by Executive’s voluntary resignation (other than any resignation occurring by reason of a Constructive Termination).

(d)                                 In the event that this Agreement is terminated by reason of the Executive’s death, or terminated for any other reason and the Executive is not a Specified Employee, the Company shall make all cash payments to which the Executive is entitled pursuant to Section 10(a)(I), if any, within thirty (30) days following the Executive’s Separation from Service, provided that the Company may delay payment in the case of the Executive’s death until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death.  If the Executive, as of the date of Separation from Service, is a Specified Employee under Section 409A, then the Company shall, unless as otherwise provided in this paragraph, pay to the

Executive all amounts due and owing under section 10(a)(I), five (5) business days following the date that is six (6) months after the date of Executive’s Separation from Service.  If the Executive is a Specified Employee and it is determined that Section 10(a)(I) provides payment only in the event of Involuntary Separation or Voluntary Separation with Good Reason, then the Company shall pay to the Executive within thirty (30) days of the date of Executive’s Separation from Service such portion of the Severance Payment not to exceed the maximum limit permitted under Regulation Section 1.409-1(b)(9)(iii)(A).  Any amounts which remain unpaid after paying all amounts permitted by the dollar limitation under Regulation Section 1.409-1(b)(9)(iii)(A), shall be paid five (5) days following the date that is six (6) months after the Employee’s Separation from Service.

The timing and payment of any performance achievement bonus to which the Executive is entitled pursuant to Section 10(a)(IV) shall be determined as set forth in the Company’s Annual Performance Incentive Plan provided further, that in all event such payment shall be made no later than March 1 of the calendar year following the calendar year in which such Separation from Service occurs.

In each case, any amounts or benefits paid or provided to Executive under this Section 10 shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii).

(e)                                  In the event that the Executive’s employment terminates by reason of the Executive’s death, the applicable Severance Payment and other benefits provided in this Section 10 shall be paid to the Executive’s estate or as the Executive’s executor shall direct.

(f)                                   Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, taking into account all applicable exemptions or exceptions, and whose payment or provision is triggered by Executive’s termination of employment with the Company (whether such payments or benefits are provided to Executive under this Agreement or under any other plan, program or arrangement of the Company), including as a result of Executive’s Permanent Disability, until the earlier of (i) the date which is five (5) business days following the six-month anniversary of Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date.  The Company shall make the determination as to whether Executive is a Specified Employee in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of Executive’s Separation from Service, will notify Executive whether or not he is a Specified Employee.

(g)                                  In the event the Executive is entitled hereunder to any payments or benefits set forth in this Section 10, then (i) the Executive shall have no obligation or duty to seek other or alternate employment or otherwise mitigate the Company’s damages including its obligation to make any payments or provide any benefits to Executive as required hereunder and (ii) the Company shall have no right to reduce or set-off against any amount or benefit payable by the Company to Executive hereunder including for or by reason of Executive’s receipt or generation of earnings from any alternate or subsequent employment or other arrangement or undertaking except as provided under Section 10(b).  The provisions for Severance Payment and other benefits contained in this Section 10 may be triggered only once during the term of this Agreement, so that, for example, should the Executive be terminated because of a Permanent Disability, and should there be a Change of Control and Constructive Termination thereafter, then the Executive would be entitled to be paid under this Section 10 only once.  In addition, the Executive shall not be entitled to receive severance benefits of any kind from any wholly owned subsidiary or Affiliate if the Severance Payment and other benefits provided for in this Section 10 previously have been paid to Executive.

(h)                                 In the event that the Agreement  is terminated for any reason, the Executive shall present an itemized account of such expenditures no later than thirty (30) days following the Date of Termination, setting forth the date, the purposes for which incurred and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies and procedures, and within ten (10) days following the later of the date of receipt of such statement or the Date of Termination the Company shall reimburse the Executive  for all business expenses incurred prior to the Date of Termination in conformity with the Company’s established policies and procedures.

(i)                                     The rights of the Executive under this Section 10 shall not be exclusive of any other rights to which the Executive may be entitled under any bonus, retirement or employee benefit plan of the Company, if any.

(j)                                    No payments of any kind or nature under this Section 10 shall be due or payable upon termination of Executive’s employment upon expiration of the Term of this Agreement.

11.                               Assignment.

(a)                                 This Agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any entity succeeding to all or substantially all of the business and assets of the Company (a “Successor Buyer”).

(b)                                 The Company shall require any Successor Buyer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  No such assumption shall release the Company of its obligations hereunder; it being intended that the Company shall remain liable for all its obligations hereunder after the assumption by such Successor Buyer.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any Successor Buyer which assumes this Agreement by contract, operation of law, or otherwise.

(c)                                  This Agreement shall inure to the benefit of and be enforceable by the Executive and his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.                               Confidential Information.  During the Term of this Agreement and thereafter, the Executive shall not, except as may be required to perform the Executive’s duties hereunder or as required by applicable law, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Executive in the course of the Executive’s employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information.  The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.  Upon the termination of the Executive’s employment, the Executive will promptly deliver to the Company all documents (and all copies thereof) containing any Confidential Information.

13.                               Non-competition.  Executive agrees that during the Term of this Agreement,  Executive will not, directly or indirectly, without the prior written consent of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present Affiliate of the Company; provided, however, that the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the Exchange Act, of not more than one (1%) of the voting stock of any publicly held corporation shall not constitute a violation by Executive of this Section 13 of this Agreement.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or Affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or Affiliate of the Company in violation of this Agreement.  For purposes of clarification, the provisions and restrictions contained in this Section 13 shall not apply to Executive from and after the termination of Executive’s employment with the Company for any reason.

14.                               Right to Company Materials.  The Executive agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Executive, shall be and shall remain the property of the Company.  Upon the termination of this Agreement and the Executive’s employment t, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies thereof.

15.                               Anti-solicitation.  The Executive promises and agrees that during the Term of this Agreement, and for a period of twenty-four (24) months thereafter, he will not solicit  or attempt to solicit employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or Affiliates, either directly or indirectly, to divert their business away from the Company to any individual, partnership, firm, corporation or other entity then in competition with the business of  the Company, or any subsidiary or affiliate of the Company;

provided, that Executive’s use of any form of public advertisements or marketing media or utilization of any professional personnel or placement services after termination of his employment with the Company shall not constitute Executive’s violation of this Section 15 of this Agreement so long as such advertisements, marketing media or utilization of any professional personnel or placement services do not request, target or specify that the Company’s or any of its present or future subsidiaries’ or Affiliates’ employees, customers, franchisees, landlords or suppliers are being sought.

16.                               Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:                                                             The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California  91301
Attention:                 Chief Executive Officer

with a copy to:                                       Same address as above.
Attention:                 General Counsel

Executive:                                                              David Gordon
c/o The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301

17.                               Amendments or Additions.  No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

18.                               Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

19.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

21.                               Alternative Dispute Resolution.  The Company and Executive agree that any dispute that arises out of or relates to Executive’s employment with the Company, including any dispute that he may have with any present or former officer, director, employee, agent, attorney or insurer of the Company, shall be submitted exclusively to binding arbitration for a final decision.  The arbitration shall be conducted by one arbitrator in Los Angeles, California.  The parties shall meet and confer in good faith to select an arbitrator, who shall be a retired judge of the Superior Court of the state of California or any federal district court located within the state of California, and shall have at least ten (10) years of experience as a judge of said court(s).  The arbitrator shall determine in his or her discretion which arbitration rules and procedures shall apply throughout the arbitration, provided that such rules comply with applicable law.  The Company shall pay the fees and costs of arbitration to the extent required under California law.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding the foregoing, such arbitration shall be conducted in accordance with the following procedures:

(a)                                 Procedures:  The arbitrator shall allow such discovery as authorized by the California Code of Civil Procedure or Federal Rules of Civil Procedure, as determined by the arbitrator.  The arbitrator shall resolve the dispute as expeditiously as practicable, and shall give the parties written notice of the decision, with the reasons therefore set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within thirty (30) days after the decision.

(b)                                 Authority:  The arbitrator shall have authority to award relief under legal or equitable principals, including interim or preliminary relief.  The prevailing party shall be awarded its reasonable attorneys fees and costs.

(c)                                  Entry of Judgment:  Judgment upon the award rendered by the arbitrator may be entered in any court having in person and subject matter jurisdiction.  Company and Executive hereby submit of the federal and state courts in Los Angeles, California, for the purpose of confirming any such award and entering judgment thereon.

22.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such other Company officer as may be specifically designated by the Board or the Compensation Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  In the event that the Company shall not pay when due any amounts required to be paid to the Executive, such unpaid amounts shall accrue interest from the due date at the lesser of the prime commercial lending rate announced by Bank of America N.A. in effect from time to time during the period of nonpayment or the maximum rate allowed by law.

23.                               Deferred Compensation.  The parties agree that all provisions of this Agreement are intended to meet, and to operate in accordance with, in all material respects, the requirements of Section 409A(a) of the Code, and any guidance from the Department of Treasury or Internal Revenue Service thereunder, including any and all specifically referenced Regulation Sections contained in the Agreement.  Where ambiguity or uncertainty exists, this Agreement shall be interpreted in a manner which would qualify any compensation payable hereunder to satisfy the requirements for exception to or exclusion from Section 409A and the taxes imposed thereunder.

Notwithstanding the other provisions of this Agreement, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” as defined in Section 409A, it is the intent of the parties that such payment or benefit will not so provide.  In the event either party reasonably determines, based upon the advice of counsel, that any item payable by the Company to the Executive pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of Section 409A, or to qualify as exempt from Section 409A or to cause any amount to be subject to interest or penalties under Section 409A, such party shall notify the other in writing.  Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination.  The parties agree to promptly and reasonably consult with each other (and their legal counsel) and shall negotiate in good faith the terms and conditions of an amendment to this Agreement to (i) avoid the inclusion of such item in a tax year before the Executive’s actual receipt of such item of income, (ii) maintain the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (iii) to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Executive or the Company.  Provided, however, nothing in this Section 23 shall be construed or interpreted to require the Company to increase any amounts payable to the Executive pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Company’s financial accounting or tax treatment of the payments to the Executive under this Agreement. Any item payable under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or commence payment before the later of (a) six months after the date of the Executive’s Separation from Service and (b) the payment date or commencement date specified in this Agreement for such item.

24.                               Survival.   Sections 7, 10 (with respect to any payments due Executive after his termination of employment), 12, 14, 15, 21 and 22 shall continue in effect after expiration or termination of this Agreement.  No termination of this Agreement by either party shall result in a termination of any vested stock options, except in accordance with the terms and conditions of the applicable stock option agreement.

25.                               Construction.  The Company and the Executive agree that the terms and conditions of this Agreement are the result of lengthy, intensive arms’ length negotiations between them and that this Agreement shall not be construed or resolved, whether under any rule of construction or otherwise, in favor of or against either of them by reason of the extent to which either of them or his or its counsel participated in the drafting of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

COMPANY:

THE CHEESECAKE FACTORY INCORPORATED,
a Delaware corporation

By:	/s/ David Overton
David Overton, Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ David Gordon
Name:	David Gordon
Title:	President, The Cheesecake Factory Incorporated